Exhibit 99.1

SAKS INCORPORATED ANNOUNCES
PROPOSED PUBLIC OFFERING OF COMMON STOCK

Contact:	Julia Bentley (865) 981-6243 www.saksincorporated.com

New York, New York (September 29, 2009) -- Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced that it is offering to sell, subject to market and other conditions, $100 million in shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. Saks also is granting the underwriters a 30-day option to purchase up to an aggregate of $15 million in additional shares of common stock. All of the shares in the offering are to be sold by Saks. Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Wells Fargo Securities, LLC are acting as bookrunners.

Saks intends to use the net proceeds from this offering to reduce borrowings under the Company’s revolving credit facility and for general corporate purposes.

Saks has filed a registration statement (including a base prospectus) with the Securities and Exchange Commission, or SEC, for an offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and related prospectus supplement and other documents that the issuer has filed or will file with the SEC for more complete information about the Company and this offering. Electronic copies of these documents are available for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a preliminary prospectus supplement and accompanying prospectus from Morgan Stanley & Co. Incorporated, Attn: Prospectus Department, 180 Varick Street, New York, New York 10014 (Email prospectus@morganstanley.com), Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York, 10004 (Email prospectusny@ny.email.gs.com) or Wells Fargo Securities, LLC, Attn: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152 (Email equity.syndicate@wachovia.com).

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of the shares of common stock, and shall not constitute an offer, solicitation or sale of the shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Saks Incorporated

Saks Incorporated operates 53 Saks Fifth Avenue stores, 54 Saks OFF 5TH stores, and saks.com.

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Forward-Looking Statements

This press release contains “forward-looking” statements, including statements relating to Saks’ expectations regarding the completion, timing and size of the proposed public offering. These forward-looking statements are based upon Saks’ current expectations. Forward-looking statements involve risks and uncertainties. Saks’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements. There can be no assurance that Saks will be able to complete the public offering on the anticipated terms, or at all, as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the public offering. Additional risks and uncertainties relating to Saks and its business and the offering can be found in the preliminary prospectus supplement related to the proposed offering to be filed with the Securities and Exchange Commission on September 29, 2009, which may be accessed via EDGAR through the Internet at www.sec.gov. Saks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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